Exhibit 10.16

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
FORM OF SHARE UNIT GRANT AGREEMENT (PERFORMANCE VESTING)
(PERFORMANCE RESTRICTED SHARE UNITS)
(2014 Omnibus Incentive Plan)
Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to Section 7(c)(v) of the Company’s 2014 Omnibus Incentive Plan (including the Addendum thereto) (the “Plan”), hereby awards to you a Share Unit in the amount set forth below convertible into Common Shares in accordance with the terms set forth herein (the “Award”). This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control. For avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control.

Participant:    [●]
Equity Grant Date:    January [●], 2017
Number of Share Units Subject to Award:    [●]

The details of your Award are as follows.

1.CONSIDERATION. Consideration for this Award is satisfied by your services to the Company.
2.VESTING.
(a)    In General. The number of Share Units subject to this Award is referred to as the “Target Award.” The Target Award may be increased or decreased depending on the level of attainment of Performance Goals for the applicable designated Performance Measures as described in Sections 2(b) and (c). Subject to the provisions of the Plan and the acceleration provisions contained herein, your Award will vest as follows; provided that vesting will cease upon termination of your employment (except as set forth below in Section 2(d) and (e)). Any Share Units that did not become vested prior to your termination of employment or that do not become vested according to the provisions in this Section 2 shall be forfeited immediately following the date of your termination of employment. Settlement of vested Awards shall be pursuant to Section 3 below.
(b)    Performance Measure-Based Share Units. (i) Seventy-five percent (75%) of the Target Award (the “Performance Measure-Based Share Units”) shall vest based on the average level of attainment of the Performance Measure(s) for each Annual Measurement Period in the Performance Period, in accordance with the schedule determined by the Board (or appropriate committee thereof) at the time the Performance Measures and applicable Performance Goals are established by the Board (or such committee); provided that, to receive any Common Shares in respect of the Performance Measure-Based Share Units, you must remain employed by the Company through the third anniversary of the Grant Date (unless otherwise vested upon termination pursuant to Section 2(d) or 2(e)).
(i)    The Board (or such committee) shall establish one or more Performance Measures and the Performance Goals with respect to each Performance Measure that must be attained for threshold, target and maximum performance for each Annual Measurement Period. The Performance Measure and Performance Goals for each Annual Measurement Period will be provided to you in a separate notification.
(ii)    Following the end of each Annual Measurement Period in the Performance Period, the Board (or such committee) will determine the percentage of the Performance Measure-Based Share Units that shall vest for such Annual Measurement Period, based on the attainment of the Performance Goals for each Performance Measure(s) established by the Board (or such committee) for that Annual Measurement Period. The percentage of the Performance Measure-Based Share Units that vest for such Annual Measurement Period shall be interpolated, on a mathematical straight-line basis, to reflect attained performance between the ends of the applicable spectrum.
(iii)    At the end of the Performance Period, the vesting percentage for each Annual Measurement Period in the Performance Period will be averaged to determine the actual percentage of the Performance Measure-Based Share Units that will vest under this Agreement. In no event will the calculation of a positive vesting percentage of for any Annual Measurement Period be construed to guarantee that any Common Shares will be distributed to you on the Settlement Date (as defined below). The vesting percentages for each Annual Measurement Period are determined solely for purposes of determining the average Annual Measurement Period vesting percentage for the Performance Period.
(iv)    Forfeiture.
Any Performance Measure-Based Share Units that are not vested as of the end of the Performance Period shall be immediately forfeited
(v)    Definitions.
For purposes of this Section 2(b), the following terms shall have the following meanings:
(A)    “Performance Goal” means the level of performance that must be attained with respect to a Performance Measure for an Annual Measurement Period for threshold, target and maximum vesting.
(B)    “Performance Measure” for any Annual Measurement Period means one or more financial measures, as determined by the Board (or such committee). The Board (or such committee) shall provide how the Performance Measure will be adjusted, if at all, as a result of extraordinary events or circumstances, as determined by the Board (or such committee).
(C)    “Performance Period” means the period beginning on January 1 of the calendar year in which the Equity Grant Date occurs (“First Date”) and ending on December 31 of the calendar year in which the second anniversary of the Equity Grant Date occurs (for example, for a grant made on 2017, the Performance Period shall be 2017-2019). The Performance Period consists of three “Annual Measurement Periods.” The first Annual Measurement period begins on January 1, 2017 and ends on December 31, 2017. The second and third Annual Measurement Periods are the calendar years 2018 and 2019, respectively.
(a)    TSR-Based Share Units. Twenty five percent (25%) of the Target Award (the “TSR-Based Share Units”) shall vest in accordance with the following performance thresholds:
(i)    If on the TSR Measurement Date, the Adjusted Share Price:
(A)    equals or exceeds $[•], then you will be entitled to receive a number of Common Shares equal to 25% of the TSR-Based Share Units;
(B) equals or exceeds $[•], then you will be entitled to receive a number of Common Shares equal to 100% of the TSR-Based Share Units;
(C)    equals or exceeds $[•], then you will be entitled to receive a number of Common Shares equal to 200% of the number of TSR-Based Share Units;
provided that, to receive any Common Shares pursuant to this clause, you must remain employed by the Company through the TSR Measurement Date.

(ii)
Depending upon the Adjusted Share Price on the TSR Measurement Date, you shall vest in a number of TSR-Based Share Units pursuant to a schedule provided to you in a separate notification. The percentage of the TSR-Based Share Units that vest shall be interpolated, on a mathematical straight-line basis, to reflect attained performance between the ends of the applicable spectrum .

(iii)    Relative TSR Cap.
Notwithstanding anything set forth in clause (i), if the Company’s TSR for the period between the First Date and the TSR Measurement Date (the “TSR Performance Period”) is below the fiftieth (50th) percentile ranking of the TSR for the Share Unit Peer Group, you will be entitled to receive no more than the number of Common Shares equal to 100% of the TSR-Based Share Units.

(iv)    Forfeiture.
To receive any Common Shares in respect of the TSR-Based Share Units, you must remain employed by the Company through the third anniversary of the Grant Date (unless otherwise vested upon termination pursuant to Section 2(d) or 2(e)).
(v)    Definitions.
For purposes of this Section 2(c), the following terms shall have the following meanings:
(A)    “Adjusted Share Price” means the sum of (x) the closing price of the Common Shares on the TSR Measurement Date (or if the TSR Measurement Date does not fall on a trading day, the immediately preceding trading day) and (y) the aggregate value of any dividends paid on Common Shares over the TSR Performance Period.
(B)    “TSR Measurement Date” means the third anniversary of the Equity Grant Date.

(C)    “TSR” means total shareholder return as applied to a company, meaning stock price appreciation from the beginning to the end of the TSR Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the company) during the TSR Performance Period. For purposes of computing TSR, the stock price at the beginning of the TSR Performance Period will be the Market Price on the First Date (if the First Date does not fall on a trading day, the immediately subsequent trading day), and the stock price at the end of the TSR Performance Period will be the Adjusted Share Price on the TSR Measurement Date (or if the TSR Measurement Date does not fall on a trading day, the immediately preceding trading day).

(D)    “Share Unit Peer Group” shall be the companies that constitute the NYSE ARCA PHARMACEUTICAL INDEX (^DRG) as of the TSR Measurement Date.

(b)    Vesting Acceleration in Event of Termination due to death or Disability or a Termination without Cause [or for Good Reason]. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated by the Company due to your death or Disability or without Cause, [or by you for Good Reason,] the Target Award will vest in a manner consistent with Section 2(b) and (c) of this Agreement; provided that, in the event you are entitled to benefits pursuant to this Section 2(d), only a pro rata portion of such calculated Share Units will vest following termination based on a fraction, the numerator of which is the number of days from the First Date through the date of your termination, and the denominator of which is the number of days in the Performance Period, based on actual performance as of the end of the Performance Period; and provided further that you (i) have been employed by the Company for at least twelve (12) months following the Equity Grant Date; and (ii) deliver to the Company, and fail to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your termination.
(c)    Treatment of Share Units in Event of Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that the Share Units are assumed or substituted in connection with a Change of Control, (1) the number of Share Units will be adjusted in accordance with Section 6(e) of the Plan, and (2) in the case of a termination of employment by the Company without Cause [or by you for Good Reason] within the twelve (12) month period following a Change of Control [(or during the six (6) month period prior to a Change of Control if such termination was in contemplation of, and directly related to, the Change of Control)], the Target Award will vest in a manner consistent with Section 2(c) and (d) of this Agreement based on a target level of performance; provided that you deliver to the Company, and fail to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your termination. If the Share Units are not assumed or substituted in connection with the Change of Control, the Share Units will be treated in the manner described in clause (2) above, treating, for this purpose only, the date of the Change of Control as the date on which termination of your employment occurs.
3.    DISTRIBUTION OF COMMON SHARES. The Company will deliver to you a number of Common Shares vested in accordance with the provisions of Section 2 of this Agreement as soon as administratively practicable after the end of the applicable performance period, plus any Performance Restricted Share Units resulting from dividend equivalents credited with respect to such Performance Restricted Share Units in accordance with Section 6 of this Award Agreement, but in no event later than March 15 of the calendar year following the year in which such Common Shares vested (the “Settlement Date”); provided that, notwithstanding anything in the Plan to the contrary, if the Company terminates your service for Cause prior to the date on which the Common Shares are distributed to you, you shall forfeit any right to such distribution of Common Shares.
4.    NUMBER OF SHARES. The number of Common Shares subject to your Award may be adjusted from time to time for capital adjustments, as provided in the Plan. The Company will establish a bookkeeping account to reflect the number of Share Units standing to your credit from time to time. However, you will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Common Shares subject to your Award (including but not limited to shareholder voting rights) unless and until the shares have been delivered to you in accordance with Section 3 of this Agreement.
5.    COMMON SHARE OWNERSHIP REQUIREMENTS. You agree to comply with any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.
6.    DIVIDEND EQUIVALENTS. The bookkeeping account maintained for the Award granted pursuant to this Agreement shall, until the end of the applicable performance period or the termination and cancellation or forfeiture of the Share Units pursuant to the terms of the Plan, be allocated additional Share Units on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into a number of additional Common Shares covered by the Share Units equal to the quotient of (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the Share Units divided by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional Share Units shall vest in accordance with the same terms as the Share Units granted under this Agreement.
7.    COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under section 409A of the Code and becomes payable by reason of your termination of employment or service with the Company shall be made to you until your termination of employment or service constitutes a separation from service within the meaning of section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code. Notwithstanding any provision in the Plan to the contrary, if you are a specified employee within the meaning of section 409A of the Code, then to the extent necessary to avoid the imposition of taxes under section 409A of the Code, you shall not be entitled to any payments upon a termination of your employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of your separation from service or (ii) the date of your death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 7 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to you in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to you on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code.
8.    SECURITIES LAW COMPLIANCE. You may not be issued any Common Shares under your Award unless the shares are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
9.    RESTRICTIVE LEGENDS. The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.
10.    TRANSFERABILITY. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 3 of this Agreement.
11.    AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company, or on the part of the Company to continue such service. In addition, nothing in your Award will obligate the Company or any of its affiliates, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or any of its affiliates.
12.    UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Share Unit, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Agreement. You will not have voting or any other rights as a shareholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are issued to you pursuant to Section 3 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
13.    WITHHOLDING OBLIGATIONS. On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with your Award (the “Withholding Taxes”). The Company shall (i) withhold, from Common Shares otherwise issuable upon settlement of the Award, a portion of those Common Shares with an aggregate Market Price (defined as in Section 3 of the Plan but measured as of the delivery date) equal to the amount of the applicable withholding taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the maximum amount that can be withheld to satisfy the Company’s required tax withholding obligations and (ii) make a cash payment equal to such fair market value directly to the appropriate taxing authorities.
14.    NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.
15.    HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
16.    AMENDMENT. Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 3 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement. Without limiting the foregoing, the Company’s Board (or such committee) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision; provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
17.    MISCELLANEOUS.
(a)    The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award. This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof (including, without limitation, the provisions in your employment letter with respect thereto).
(d)    This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
18.    GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, that Section 3 of this Agreement will govern the timing of any distribution of Common Shares under your Award. The Board (or such committee) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or such committee) will be final and binding upon you, the Company, and all other interested persons. No member of the Board (or such committee) will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
19.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.
20.    CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the Province of Ontario and the laws of Canada.
21.    SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.